Exhibit 99.1

NEWS RELEASE

Susser Provides First Quarter 2013 Operating Results Update
Earnings Conference Call Set for May 8 at 11 a.m. ET
CORPUS CHRISTI, Texas, April 16, 2013 - Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (NYSE: SUSP) today provided partial operating results for the first quarter of 2013.
Susser Holdings expects to report:

▪	Same-store merchandise sales growth of approximately 4.2 percent.

▪	Retail average per-store fuel volume growth of approximately 4.1 percent.
New Locations Update
Susser Holdings opened four new Stripes® convenience stores during the first quarter and closed one store that is being rebuilt with the Company's larger footprint. The Company operated 562 Stripes stores as of the end of March, 355 of which included an in-store restaurant offering.
Five new dealer sites were added in the wholesale segment, and five sites were discontinued in the first quarter for a total of 579 contract branded sites as of March 31, consisting of 92 consignment locations and 487 other independent branded dealer contracts.
Earnings Conference Call
Susser Holdings and Susser Petroleum Partners will release their first quarter financial and operating results before the market opens on Wednesday, May 8. In conjunction with these news releases, management will hold a combined conference call the same day at 11 a.m. Eastern Time (10 a.m. Central Time) to discuss both companies' results. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:	Dial 480-629-9771 at least 10 minutes before the call. A replay will be available through May 15 by dialing 303-590-3030 and using the access code 4614394#.

By Webcast:
Connect to the webcast via the Events and Presentations pages of Susser Holdings Corporation's Investor Relations website at http://investor.susser.com or Susser Petroleum Partners LP's Investor Relations website at http://investor.susserpetroleumpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 560 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in approximately 355 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially. Factors that could impact Susser Holdings Corporation include, but are not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; the operation of Stripes® retail stores in close proximity to those of dealers; seasonal trends; severe or unfavorable weather conditions; cross-border risks associated with the concentration of Stripes® stores in markets bordering Mexico; inability to build or acquire and successfully integrate new stores; ability to comply with federal and state regulations including those related to environmental matters, the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in transporting motor fuel; pending or future consumer or other litigation; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; litigation or adverse publicity concerning food quality, food safety or other health concerns related to Stripes® restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to substantial indebtedness and dependence on subsidiaries for cash flow generation; dependence on information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors. Factors that could impact Susser Petroleum Partners LP include, but are not limited to: Susser Holdings' business strategy, operations, risks and conflicts of interest with Susser Petroleum; ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on Susser Holdings for transportation services; and other unforeseen factors

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of Susser Holdings' annual report on Form 10-K for the year ended December 30, 2012 and subsequent quarterly filings as well as the “Risk Factors” section of Susser Petroleum Partners' Prospectus filed with the Securities and Exchange Commission on September 21, 2012 and Susser Petroleum Partners' Form 10-K for the year ended December 31, 2012. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts:
Susser Holdings Corporation	Dennard-Lascar Associates
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@dennardlascar.com
(361) 884-2463, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

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